Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM
May 13, 2026
Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210

Ladies and Gentlemen:
This opinion letter is furnished to you in connection with the Post-Effective Amendment No. 1 to Registration Statements on Form S-8, Reg. Nos. 333-188737, 333-197466, 333-206075, 333-219559, 333-226363, 333-232948 and 333-266582 (the “Post-Effective Amendment”), filed by Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). On May 13, 2026, the stockholders of the Company approved the Vertex Pharmaceuticals, Inc. 2026 Stock and Option Plan (the “2026 Plan”). The total number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that may be issued under the 2026 Plan is 19,587,582, which is equal to the sum of (i) 6,400,000 shares of Common Stock, (ii) 9,051,356 shares of Common Stock which had been available for issuance and were not issued or subject to outstanding awards under the Company’s 2013 Stock and Option Plan (the “2013 Plan”) and (iii) 4,136,226 shares of Common Stock subject to outstanding awards under the 2013 Plan that may expire or otherwise terminate without having been exercised in full, or are forfeited to the Company and would have become available again for issuance under the terms of the 2013 Plan (the shares described in clause (ii) and clause (iii), the “Carryover Shares”).
We are familiar with the actions taken by the Company in connection with the adoption of the 2026 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Massachusetts Business Corporation Act.
Based upon and subject to the foregoing, we are of the opinion that the Carryover Shares have been duly authorized and, when the Carryover Shares have been issued and sold in accordance with the terms of the 2026 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP